EXHIBIT  99.1

ICG ANNOUNCES MERGER AGREEMENT

Telecom Investment Funds Columbia Capital and M/C Venture Partners

To Acquire ICG

     Englewood, Colo. – July 19, 2004 — ICG Communications, Inc. (OTC-ICGC), a business communications company that specializes in converged voice and data services, announced today its Board of Directors approved a definitive merger agreement with MCCC ICG Holdings LLC (“MCCC”), a joint venture between Columbia Capital and M/C Venture Partners.

     The merger agreement, which remains subject to shareholder and regulatory approval and other conditions, calls for ICG to become a wholly-owned subsidiary of MCCC upon its effective date. In connection with the merger, all outstanding shares of ICG common stock are to be cancelled and each shareholder of ICG is to receive $0.75 per share in cash. ICG anticipates that shareholder approval could be received within 60 to 75 days and that approval by the FCC and state public utilities commissions could be received by December 31, 2004.

     In addition, ICG and MCCC have signed an interim credit facility under which MCCC will provide bridge financing to ICG on a senior secured basis. Under the interim credit facility, ICG is entitled to borrow up to $2.4 million immediately and, following shareholder approval, additional amounts as necessary to fund budgeted operating cash shortfalls. Following shareholder approval, MCCC will assume management of all day to day ICG operations, subject to supervision by ICG’s board of directors, pending receipt of the necessary regulatory approvals.

     “We are pleased to be involved with one of the pioneer companies in the competitive telephony industry,” remarked John Siegel, a Partner at Columbia Capital. “ICG has a long-standing reputation of providing high-quality and innovative services via its unique network. We believe this strength will be a key to its renewed success in the future.”

     “We’re excited about this opportunity to enter into a merger agreement involving two experienced and successful telecom investment funds such as Columbia Capital and M/C Venture Partners. The combination of their financial backing and industry experience will benefit ICG. As a result of this transaction, ICG will continue to strengthen its commitment to its customers,” said Jeffrey R. Pearl, interim chief executive officer at ICG. “This merger represents the best possible outcome for all ICG stakeholders and we look forward to finalizing the transaction.”

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161 Inverness Drive West Englewood CO 80112 :: 1.888.424.1144 :: www.icgcom.com

ICG ANNOUNCES MERGER AGREEMENT-PAGE TWO OF TWO

     Lehman Brothers acted as ICG’s exclusive financial advisor in this transaction and Pachulski Stang Ziehl Young Jones & Weintraub, P.C. acted as ICG’s primary legal advisor in this transaction.

About ICG

ICG Communications, Inc. (OTC:ICGC) is a premiere business communications company that specializes in converged voice and data services. ICG has a national footprint and extensive metropolitan fiber serving 24 markets. ICG products and services include, voice and Internet Protocol (IP) solutions including VoicePipe™, voice services, dedicated Internet access (DIA), and private line transport services. ICG serves corporate customers and interexchange carriers with flexible and reliable solutions. For more information about ICG Communications, visit the company’s Web site at www.icgcom.com.

About Columbia Capital

Columbia Capital is a premier private equity firm focused exclusively on the communications and information technology industries, investing in both emerging service providers and innovative, next generation technologies. Columbia Capital has invested in more than 60 communications and technology companies since 1989 and currently manages approximately $1.4 billion. Columbia Capital is located in Alexandria, Virginia. Additional information about Columbia Capital can be found at www.colcap.com

About M/C Venture Partners

M/C Venture Partners is recognized as one of the leading venture capital investors in the communications and IT industries. The firm has invested in telecommunications segments for over 20 years and has actively invested in the CAP and CLEC industries for over a decade. M/C Venture Partners manages over $1 billion in committed capital, with the nation’s largest state and corporate pension funds, prominent university endowments, private trusts, and strategic financial institutions as limited partners. The firm has offices in Boston, London and San Francisco. Contact Peter H.O. Claudy regarding the above transaction at www.mcventurepartners.com.

Forward Looking Statement Disclosure: This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include, but are not limited to statements regarding the effect of the merger, provision of funding under the interim credit facility, the receipt and timing of shareholder and regulatory approval for the merger, and the timing of the closing of the merger. Such statements are subject to significant risks and uncertainties, which may cause actual results to differ materially. Factors that could cause actual results to differ include, but are not limited to, the following: (a) ICG’s ability to secure the required number of votes by its shareholders in a timely fashion in a special shareholders meeting, (b) the ability of the parties to the merger to obtain all required regulatory approvals and to satisfaction other conditions to the merger in a timely fashion, (c) the ability of ICG to continue to operate in compliance with its obligations under the merger and related agreements and without commencing Chapter 11 bankruptcy proceedings, and (d) other risks as detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K and Annual Reports on Form 10-K. ICG disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise. No assurance can be given that the merger will be concluded as and when anticipated, or at all. If the merger is not concluded, ICG may have no alternative but to consider commencing Chapter 11 bankruptcy proceedings. A Chapter 11 plan of reorganization could result in stockholders of ICG receiving little or no value for their interests. Accordingly, the value of ICG’s stock is highly speculative and ICG urges that appropriate caution be exercised with respect to existing and future investments in such securities.